Exhibit 99.1
IBM, Groupon Announce Settlement in Patent Litigation

ARMONK, N.Y., [DATE, 2018] . . . IBM (NYSE: IBM) and Groupon (NASDAQ: GRPN) today announced that they have settled all patent lawsuits between the companies for approximately $57 million paid to IBM and a long-term patent cross-license agreement between the companies.

Dr. William Lafontaine, IBM’s general manager of intellectual property, said: “IBM invests over $5 billion annually in research and development. This agreement further demonstrates the value of our intellectual property that results from this innovation.  We're pleased this matter has been resolved.”

As part of the settlement, IBM will consider making available certain Groupon products and exclusives to its employee base as part of its corporate benefits offer.

“The license we have acquired to IBM's patent portfolio will enable Groupon to continue to build amazing products for consumers and small businesses around the world. We look forward to sharing these products directly with IBM employees,” said Bill Roberts, Groupon vice president of Global Communications.

About IBM

IBM is the world's leading cognitive solutions and cloud platform company for the enterprise. IBM creates value for clients through integrated solutions and products that leverage the full spectrum of data, the most advanced information technology, deep expertise in industries and business processes, a broad ecosystem of partners and alliances and the world's premier industrial research labs.

Learn more @ www.ibm.com today.

About Groupon
Groupon (NASDAQ: GRPN) is building the daily habit in local commerce, offering a vast mobile and online marketplace where people discover and save on amazing things to do, see, eat and buy. By enabling real-time commerce across local businesses, travel destinations, consumer products and live events, shoppers can find the best a city has to offer.
Groupon is redefining how small businesses attract and retain customers by providing them with customizable and scalable marketing tools and services to profitably grow their businesses.
To download Groupon's top-rated mobile apps, visit www.groupon.com/mobile. To search for great deals or subscribe to Groupon emails, visit www.groupon.com. To learn more about the company’s merchant solutions and how to work with Groupon, visit www.groupon.com/merchant.